Encision Reports First Quarter Fiscal Year 2014 Results

BOULDER, Colo., July 31, 2013 /PRNewswire/ -- Encision Inc. (ECIA:PK), a medical device company owning patented surgical technology that prevents stray electrosurgical burns in minimally invasive surgery, today announced financial results for its fiscal 2014 first quarter ended June 30, 2013.

The Company posted quarterly product revenue of $2.619 million and quarterly service revenue of $63 thousand for a quarterly net loss of $241 thousand, or $(0.03) per share. These results compare to product revenue of $2.805 million and service revenue of $296 thousand for net income of $10 thousand, or $0.00 per share, in the year-ago quarter. Product revenue for the current quarter included $60 thousand of revenue from the distribution of Virtual Ports Ltd. ("Virtual Ports") products, which began in the current quarter. Gross margin on product revenue was 58 percent compared to 57 percent in the year-ago quarter. Interest and other expense, net, included $61 thousand for the medical device excise tax that started January 1, 2013.

"As with our fourth quarter of fiscal year 2013, which ended March 31, 2013, our product revenue decreased for our first quarter versus last year's first quarter," said Fred Perner, President and CEO. "As previously announced, in April and May, we made material expense reductions across all departments within our Company, in order to align expenses with revenues. On an annualized basis, the expense reductions exceeded $1.5 million and included a significant reduction of our workforce. We expect that our operating expenses will realize those expense reductions starting at the beginning of our second quarter that ends September 30, 2013. The key for us is to get revenues back on track, and we continue to take definitive steps to do so. During our first quarter, we announced an agreement with Virtual Ports for exclusive distribution rights to their laparoscopic organ retraction products in the United States. Additionally, we continue to pursue our hand-activation strategy with recent product introductions that should improve our penetration of our AEM® Technology. We have reported that 116,000 procedures used AEM Technology last year and, for our first quarter, we are reporting that 27,000 procedures used AEM Technology, based upon usage of our disposable cords. Importantly, we continue to focus on larger system conversions. Our ability to convert these systems will play a large role in improving our performance for the remainder of the year."

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2013 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc.
Condensed Balance Sheets
(Amounts in thousands)
(Unaudited)

	June 30, 2013	March 31, 2013
ASSETS
Cash and cash equivalents	$ 94	$ 126
Accounts receivable, net	1,018	986
Inventories, net	2,920	2,929
Prepaid expenses	183	66
Total current assets	4,215	4,107
Equipment, net	1,796	1,629
Patents, net	244	238
Other assets	10	9
Total assets	$ 6,265	$ 5,983
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$ 442	$ 824
Accrued compensation	316	319
Other accrued liabilities	443	446
Lease payable – short term	47	––
Line of credit	725	––
Total current liabilities	1,973	1,589
Lease payable – long term	122	––
Total liabilities	2,095	1,589
Common stock and additional paid-in capital	21,586	21,570
Accumulated (deficit)	(17,416)	(17,176)
Total shareholders' equity	4,170	4,394
Total liabilities and shareholders' equity	$ 6,265	$ 5,983

Encision Inc.
Condensed Statements of Operations
(Amounts in thousands, except per share information)
(Unaudited)

	Three Months Ended
	June 30, 2013	June 30, 2012
Net revenue:
Product	$ 2,619	$ 2,805
Service	63	296
Total revenue	2,682	3,101
Cost of revenue:
Product	1,104	1,204
Service	50	149
Total cost of revenue	1,154	1,353
Gross profit	1,528	1,748
Operating expenses:
Sales and marketing	951	866
General and administrative	353	528
Research and development	388	343
Total operating expenses	1,692	1,737
Operating income (loss)	(164)	11
Interest and other expense, net	(77)	(1)
Income (loss) before provision for income taxes	(241)	10
Provision for income taxes	––	––
Net income (loss)	$ (241)	$ 10
Net income (loss) per share—basic and diluted	$ (0.03)	$ 0.00
Basic weighted average number of shares	8,210	8,168
Diluted weighted average number of shares	8,210	8,178